Exhibit 99.1

KBR

601 Jefferson St. •    Houston, Texas  77002
Phone  713.753.3011  •  Fax  713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
May 2, 2008		Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES FIRST QUARTER RESULTS
$0.58 first quarter 2008 net income per diluted share

HOUSTON, Texas – KBR (NYSE:KBR) announced today that income from continuing operations and net income was $98 million, or $0.58 per diluted share. This compares to income from continuing operations of $24 million, or $0.14 per diluted share, in the first quarter of 2007. Net income for the first quarter of 2007 was $28 million, or $0.17 per diluted share, which included earnings from discontinued operations of $4 million, or $0.02 per diluted share.

Consolidated revenue in the first quarter of 2008 was $2.5 billion, an increase of 24.3% from $2.0 billion in the first quarter of 2007.

Consolidated operating income was $154 million in the first quarter of 2008 compared to $45 million in the first quarter of 2007. Operating income in the first quarter of 2008 included a $51 million gain on a favorable arbitration award related to the EPC-28 project contracted with Petróleos Mexicanos (PEMEX) as well as positive contributions from various gas monetization projects, the Scotford Upgrader project in Canada, the Yanbu refinery project, the EBIC ammonia project, the Allenby & Connaught project, and Iraq-related work. Operating income in the first quarter of 2008 was partially offset by a $12 million charge related to the U.S. Embassy project in Macedonia.

“I am pleased with this quarter’s operating results, in terms of profitability, project execution and growth over the last year. However, I am disappointed in the further charges taken on the Skopje Embassy project. Our teams are continuing to work hard to get that project back on track and completed.” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “Early last month, KBR completed two acquisitions that nicely complement our service offerings. These niche acquisitions will support the continued growth and broadening of KBR’s service offerings to our customers. Looking forward, I continue to be optimistic on the attractive growth opportunities we see across all of KBR’s end-markets.”

2008 First Quarter Business Unit Results

Upstream business unit income was $105 million in the first quarter of 2008 compared to business unit income of $20 million in the first quarter of 2007. Business unit income in the first quarter of 2008 included a $51 million gain on a favorable arbitration award on the EPC-28 project and was positively impacted from various gas monetization projects, including the Pearl GTL and Skikda LNG projects, and an offshore platform project in Australia. Business unit income in the first quarter of 2007 included a $20 million charge on the Brown & Root-Condor Spa joint venture in Algeria.

Government and Infrastructure business unit income was $80 million in the first quarter of 2008 compared to business unit income of $70 million in the first quarter of 2007. Business unit income in the first quarter of 2008 included a $12 million charge on the Skopje Embassy project in Macedonia and positive contributions from Iraq-related activities, work on the CENTCOM project, the Allenby & Connaught project, and several water projects.

Services business unit income was $13 million in the first quarter of 2008 compared to business unit income of $10 million in the first quarter of 2007. Business unit income in the first quarter of 2008 had positive contributions from the Scotford Upgrader project in Canada, several North American construction projects, and work with service and maintenance vessels in the Gulf of Mexico.

Downstream business unit income was $8 million in the first quarter of 2008 compared to business unit income of $2 million in the first quarter of 2007. Business unit income in the first quarter of 2008 had positive contributions from the Yanbu export refinery project, program management services for the Ras Tanura project in Saudi Arabia, and the EBIC ammonia plant in Egypt.

Technology business unit income was $5 million in the first quarter of 2008 compared to business unit income of $11 million in the first quarter of 2007. Business unit income in the first quarter of 2008 had positive contributions from ammonia projects in Venezuela and Trinidad.

Ventures business unit loss was $4 million in the first quarter of 2008 compared to a business unit loss of $5 million in the first quarter of 2007. Business unit loss in the first quarter of 2008 was primarily impacted by continuing operating losses on the investment in the Alice Springs-Darwin rail road project and partially offset by income on the investment in the Allenby & Connaught military accommodation and services project.

Corporate general and administrative expense in the first quarter of 2008 was $56 million compared to $57 million in the prior year quarter. Included in the first quarter 2008 corporate general and administrative expense are net costs totaling $7 million which are not expected to recur, including costs associated with the implementation of an HR/Payroll system together with a charge for interim access to Halliburton’s HR/Payroll system pursuant to the Master Separation Agreement and costs accrued for sales and use taxes for periods currently under audit. Partially offsetting these costs were a discretionary adjustment determined and recorded in the first quarter of 2008 for the 2007 short term incentive program and other minor adjustments.

We have also recorded net foreign currency losses of $3 million in the first quarter of 2008. A large portion of these foreign exchange losses were incurred by joint ventures which we consolidate for accounting purposes. After elimination of the minority interest related to these joint ventures, KBR’s net foreign exchange loss for the first quarter of 2008 was approximately $0.4 million.

Significant Achievements and Awards

▪
KBR was awarded a contract by Ningbo Wanhua Polyurethanes Company to provide the technology and basic engineering for a 360,000 MTPA aniline plant in China. Once complete, Wanhua’s aniline plant will be the largest in China and the largest single-train facility in the world.

▪
KBR subsidiary, Granherne, Inc., was selected as the contractor for the United States Trade and Development Agency (USTDA) funded Trans Caspian Oil and Gas Study by the State Oil Company of the Republic of Azerbaijan (SOCAR). The feasibility study will involve services for conceptual pipeline routing and design, financial analysis and economic modeling, capital expenditure and operating expenditure estimates, as well as marketing of products and environmental reviews. The study will also examine the feasibility of building new pipelines to transport oil and gas from the region to other world markets.

▪
KBR announced that its “Eos” joint venture with WorleyParsons, was awarded contract options for the detailed engineering and procurement management services for Woodside’s North Rankin 2 (NR2) project. The NR2 contract involves the design and construction of a new offshore platform (North Rankin B) to be installed alongside, and bridge linked to, the existing North Rankin A platform.

▪
KBR announced it acquired Turnaround Group of Texas, Inc. (TGI), a Houston-based turnaround management and consulting company that specializes in the planning and execution of turnarounds and outages in the petrochemical, pulp and paper and power industries. TGI currently employs just over 50 people that provide services to various clients in the industry, and major engineering firms. TGI’s employees will join the KBR organization and will become part of KBR’s Services business unit.

▪
KBR announced the successful completion of a methyl tertiary butyl ether (MTBE) to Iso-octene conversion project at Valero’s Corpus Christi, Texas refinery. The conversion project is based on the NExOCTANE™ process, developed by Neste Oil Corporation of Finland and licensed exclusively in the Americas through KBR.  The process selectively converts isobutylene to iso-octene or optionally iso-octane, which are high octane, high quality gasoline blendstocks that also offer benefits in addressing challenges with ethanol blending.

▪
KBR announced that it has acquired Catalyst Interactive (CI). CI is an Australian e-learning and training solutions provider that specializes in defense, government and industry training segments. While the size of the acquisition does not have an immediate material impact on KBR’s financials, it is significant from the standpoint of providing the synergy that will allow KBR to expand and complement its existing global training and technology solutions capabilities. CI currently employs 35 people in Canberra and Melbourne, all of whom will join KBR’s Government and Infrastructure business unit.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream, and Ventures business units.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 26, 2008, subsequent Form 10-Q, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.
Condensed Consolidated Statements of Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	2008	2007	2007
Revenue:
Government and Infrastructure	$1,684	$1,457	$1,588
Upstream	611	392	603
Services	108	71	96
Downstream	100	85	85
Technology	19	28	18
Ventures(a)	(3)	(6)	(1)
Total revenue	$2,519	$2,027	$2,389
Business unit income (loss):
Government and Infrastructure	$80	$70	$53
Upstream	105	20	64
Services	13	10	23
Downstream	8	2	3
Technology	5	11	1
Ventures(a)	(4)	(5)	(3)
Total business unit income	207	108	141
Unallocated costs:
Labor cost absorption	3	(6)	(10)
Corporate general and administrative	(56)	(57)	(49)
Total operating income	154	45	82
Interest income, net	16	13	18
Foreign currency gain (loss), net	(3)	(3)	1
Income from continuing operations before income taxes and minority interest	167	55	101
Provision for income taxes	(60)	(26)	(45)
Minority interest in net income of subsidiaries	(9)	(5)	(8)
Income from continuing operations	98	24	48
Income from discontinued operations, net	—	4	23
Net income	$98	$28	$71
Basic income per share(b):
Continuing operations	$0.58	$0.14	$0.29
Discontinued operations, net	—	0.02	0.14
Net income per share	$0.58	$0.17	$0.42
Diluted income per share(b):
Continuing operations	$0.58	$0.14	$0.28
Discontinued operations, net	—	0.02	0.14
Net income per share	$0.58	$0.17	$0.42
Basic weighted average shares outstanding	169	168	168
Diluted weighted average shares outstanding	170	168	170
Cash dividends declared per share	$0.05	$—	$—

(a)
Ventures segment operations generally relate to investments in less-than-50%-owned unconsolidated entities which are accounted for using the equity method. Accordingly, our revenue equals our share of the net income or loss of these entities.

(b)	Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

See Footnote Table 1 for a list of significant items included in operating income.

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and equivalents	$1,927	$1,861
Receivables:
Notes and accounts receivable, net	946	927
Unbilled receivables on uncompleted contracts	765	820
Total receivables	1,711	1,747
Deferred income taxes	178	165
Other current assets	279	282
Current assets of discontinued operations	—	1
Total current assets	4,095	4,056
Property, plant, and equipment, net of accumulated depreciation of $233 and $227	220	220
Goodwill	251	251
Equity in and advances to unconsolidated affiliates	205	294
Noncurrent deferred income taxes	134	139
Unbilled receivables on uncompleted contracts	137	196
Other assets	225	47
Total assets	$5,267	$5,203

Liabilities, Minority Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$1,196	$1,117
Due to Halliburton, net	13	16
Advanced billings on uncompleted contracts	586	794
Reserve for estimated contract losses	118	117
Employee compensation and benefits	326	316
Other current liabilities	309	262
Current liabilities of discontinued operations	8	1
Total current liabilities	2,556	2,623
Noncurrent employee compensation and benefits	71	79
Other noncurrent liabilities	175	151
Noncurrent income tax payable	82	78
Noncurrent deferred tax liability	46	37
Total liabilities	2,930	2,968
Minority interest in consolidated subsidiaries	(27)	(32)
Shareholders’ equity and accumulated other comprehensive loss:
Common stock	—	—
Paid-in capital in excess of par value	2,076	2,070
Accumulated other comprehensive loss	(119)	(122)
Retained earnings	407	319
Total shareholders’ equity and accumulated other comprehensive loss	2,364	2,267
Total liabilities, minority interest, shareholders’ equity and accumulated other comprehensive loss	$5,267	$5,203

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$98	$28
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	8	13
Equity earnings from unconsolidated affiliates	(21)	(14)
Distribution of earnings from unconsolidated affiliates	41	47
Deferred income taxes	19	3
Impairment of equity method investments	—	18
Other	(31)	19
Changes in operating assets and liabilities:
Receivables	(14)	(223)
Unbilled receivables on uncompleted contracts	68	(48)
Accounts payable	71	(100)
Advanced billings on uncompleted contracts	(234)	197
Accrued employee compensation and benefits	9	24
Reserve for loss on uncompleted contracts	1	(32)
Collection of advances to unconsolidated affiliates, net	70	—
Other assets	(94)	9
Other liabilities	77	40
Total cash flows provided by (used in) operating activities	68	(19)
Cash flows from investing activities:
Capital expenditures	(8)	(12)
Other investing activities	(7)	(1)
Total cash flows used in investing activities	(15)	(13)
Cash flows from financing activities:
Payments to Halliburton, net	—	(123)
Payments on long-term borrowings	—	(5)
Excess tax benefits from stock-based compensation	1	—
Net proceeds from issuance of common stock	1	—
Payments of dividends to minority shareholders	(9)	(14)
Total cash flows used in financing activities	(7)	(142)
Effect of exchange rate changes	20	—
Increase (decrease) in cash and equivalents	66	(174)
Cash and equivalents at beginning of period	1,861	1,461
Cash and equivalents at end of period	$1,927	$1,287
Noncash financing activities
Cash dividends declared	$9	$—

KBR, Inc.
Revenue and Operating Results by Business Unit
(In millions)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Revenue:
G&I:
U.S. Government – Middle East Operations	$1,368	$1,142	$1,253
U.S. Government – Americas Operations	121	188	156
International Operations	195	127	179
Total G&I	1,684	1,457	1,588
Upstream:
Gas Monetization	445	282	495
Offshore	137	83	78
Other	29	27	30
Total Upstream	611	392	603
Services	108	71	96
Downstream	100	85	85
Technology	19	28	18
Ventures	(3)	(6)	(1)
Total revenue	$2,519	$2,027	$2,389

Business unit income (loss):
G&I:
U.S. Government – Middle East Operations	$69	$65	$38
U.S. Government – Americas Operations	1	17	19
International Operations	39	23	34
Total job income	109	105	91
Divisional overhead	(29)	(35)	(38)
Total G&I business unit income	80	70	53
Upstream:
Gas Monetization	41	38	49
Offshore	67	12	21
Other	8	(19)	9
Total job income	116	31	79
Divisional overhead	(11)	(11)	(15)
Total Upstream business unit income	105	20	64
Services:
Job income	16	13	26
Divisional overhead	(3)	(3)	(3)
Total Services business unit income	13	10	23
Downstream:
Job income	12	6	8
Divisional overhead	(4)	(4)	(5)
Total Downstream business unit income	8	2	3
Technology:
Job income	10	16	6
Divisional overhead	(5)	(5)	(5)
Total Technology business unit income	5	11	1
Ventures:
Job income (loss)	(3)	(5)	(2)
Divisional overhead	(1)	—	(1)
Total Ventures business unit income (loss)	(4)	(5)	(3)
Total Business unit income	$207	$108	$141

KBR, Inc.
 Backlog Information (a)
(In Millions)
(Unaudited)

	March 31,	December 31,
	2008	2007
G&I:
U.S. Government - Middle East Operations	$2,200	$1,361
U.S. Government - Americas Operations	564	548
International Operations	2,251	2,339
Total G&I(b)	5,015	4,248
Upstream:
Gas Monetization	6,249	6,606
Offshore Projects	123	173
Other	149	118
Total Upstream	6,521	6,897
Services	778	765
Downstream	280	313
Technology	111	128
Ventures	735	700
Total backlog for continuing operations	$13,440	$13,051

(a)
Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $3.0 billion and $3.1 billion at March 31, 2008 and December 31, 2007, respectively. Our backlog related to consolidated joint ventures with minority interest totaled $3.1 billion and $3.2 billion at March 31, 2008 and December 31, 2007, respectively.

As of March 31, 2008, 24% of our backlog for continuing operations was attributable to fixed-price contracts and 76% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

(b)
The Government and Infrastructure segment backlog from continuing operations includes backlog attributable to firm orders in the amount of $4.8 billion and $4.0 billion as of March 31, 2008 and December 31, 2007, respectively. Government and Infrastructure backlog attributable to unfunded orders was $0.2 billion as of March 31, 2008 and December 31, 2007.

FOOTNOTE TABLE 1

KBR, Inc.
Items included in Operating Income by Business Unit
(In Millions)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Government & Infrastructure:
Skopje Provision	$(12)	$(1)	$(2)
Potential Disallowed Costs	—	—	(22)
Lease Restructuring	—	—	(5)

Upstream:
Pemex Arbitration Gain	51	—	—
BRC Charge	—	(20)	—

Services:
Primary Insurance Release	—	—	11

Downstream:	—	—	—

Technology:	—	—	—

Ventures:	—	—	—

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